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                                   Exhibit 5










                  Opinion of Vorys, Sater, Seymour and Pease,
                             Counsel to Registrant








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                                                                  (614) 464-6400

                                 June 13, 1997

Board of Directors
Core Materials Corporation
800 Manor Park Drive
P.O. Box 28183
Columbus, Ohio 43228-0183

Gentlemen:

                  We are familiar with the proceedings taken and proposed to be taken by Core Materials Corporation (the "Company") in connection with the registration for issuance and sale of shares of common stock of the Company, par value $.01 per share, (the "Common Stock") under the Company's Long-Term Equity Incentive Plan (the "Plan"), as described in the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about June 13, 1997. The purpose of the Registration Statement is to register an additional 1,500,000 shares of Common Stock reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) the Registration Statement; (b) the Plan;
(c) the Certificate of Incorporation of the Company, as amended through November 6, 1996; (d) the By-Laws of the Company; and (e) certain proceedings of the directors and of the stockholders of the Company. We have also relied upon such representations of the Company and officers of the Company and such authorities of law as we have deemed relevant as a basis for this opinion.

                  We have relied solely upon the examinations and inquiries recited herein, and we have not undertaken any independent investigation to determine the existence or absence

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of any facts, and no inference as to our knowledge concerning such facts should be drawn.

                  Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the 1,500,000 shares of Common Stock of the Company to be registered under the Registration Statement have been issued and delivered by the Company upon the exercise of options under the Plan against payment of the purchase price therefor, against settlement of Performance Awards granted under the Plan, upon the exercise of Stock Appreciation Rights under the Plan, and upon grant of Restricted Stock under the Plan, in each case in accordance with the terms of the Plan, said shares of Common Stock will be validly issued, fully paid and non-assessable, assuming compliance with applicable federal and state securities laws and with the transfer restrictions contained in the Company's Certificate of Incorporation, as amended through November 6, 1996.

                  Our opinion is limited to the General Corporation Law of Delaware in effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the shares of Common Stock pursuant to the Plan and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

                  Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein.

                                           Very truly yours,

                                           /s/ Vorys, Sater, Seymour and Pease
                                           -----------------------------------
                                           VORYS, SATER, SEYMOUR AND PEASE


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